Chemung Financial Corporation

One Chemung Canal Plaza

P.O. Box 1522

Elmira, New York 14902

(607) 737-3711

FROM: Jan P. Updegraff

Vice Chairman & CEO January 29, 2007

PRESS RELEASE

(For Immediate Release)

Chemung Financial Reports 2006 Earnings

Chemung Financial Corporation, the parent holding company of Chemung Canal Trust Company and CFS Group, Inc., has reported fourth quarter 2006 unaudited net income of $1.358 million, an increase of 4.0% as compared to the corresponding period in 2005. Earnings per share for the quarter totaled $0.38 as compared with $0.36 a year ago, an increase of 5.6% on approximately 56,000 fewer average shares outstanding.

Net income for the year totaled $6.589 million, essentially unchanged from the previous year's net income of $6.590 million. Earnings per share increased 1.1% from $1.79 to $1.81 per share on approximately 50,000 fewer average shares outstanding.

In a prepared statement released by the Corporation this morning, Jan P. Updegraff, Vice Chairman & Chief Executive Officer, stated:

"Net income for the fourth quarter of 2006 and for the fiscal year was reduced by charges for upgrading our mainframe computer system and converting our ATM processing to a new vendor. Pre-tax, these charges totaled approximately $344 thousand with the net after-tax impact estimated at $220 thousand or $0.06 per share.

Net interest income for the fourth quarter of 2006 decreased by $61 thousand or 1.0% from the corresponding period in 2005, with our net interest margin decreasing 6 basis points to 3.68%. While our average earning assets increased $4.7 million and the average yield was up 54 basis points, this increase was offset by a 61 basis point increase in average funding costs. The increase in average earning assets reflects the growth we have been experiencing in all segments of our loan portfolio, with loans for the fourth quarter of 2006 averaging $55.3 million or 13.3% higher than the fourth quarter 2005 average. The positive impact on average earning assets from the higher loan volume was partially offset by lower average investment securities and federal funds sold.

A $325 thousand decrease in the fourth quarter of 2006 provision for loan losses, as compared to the fourth quarter of 2005, resulted from reduced levels of non-performing loans, as well as management's assessment that the current allowance for loan losses is adequate to address the risk of potential losses inherent in the loan portfolio.

Non-interest income for the fourth quarter of 2006 increased $172 thousand or 5.0% as compared to the fourth quarter of 2005, due primarily to increases in revenue from our equity investment in Cephas Capital Partners, LP (Cephas), a Small Business Investment Company limited partnership, service charges, revenue generated by Other Real Estate Owned (OREO), which are properties acquired through foreclosure proceedings, as well as higher debit card interchange fee income and credit card merchant revenue. These increases were partially offset by a reduction in Trust and Investment Center fee income, principally due to the settlement of a large estate during the fourth quarter of 2005.

Operating expenses during the fourth quarter of 2006, as compared to the fourth quarter of 2005, were up $330 thousand or 4.3%. In addition to the charges noted above, other items impacting the operating expense increase included costs associated with our expansion into Tompkins County, higher data processing costs, marketing and advertising expenses, OREO expenses and occupancy costs, somewhat offset by a reduction in health insurance and post-retirement medical benefits.

Net interest income for the year was down $191 thousand or 0.8%, with the net interest margin decreasing 5 basis points to 3.69%. On average, earning assets were $4.6 million higher than the 2005 average, as a $46.3 million increase in average loans was offset by lower average securities and federal funds sold. The 2006 average earning asset yield of 5.95 % was 51 basis points higher than the 2005 yield. The positive impact of the increase in earning asset volume and yield was offset by a 60 basis point increase in average funding costs.

For reasons noted above, the provision for loan losses for 2006 totaled $125 thousand, $1.175 million lower than the amount expensed during 2005.

Non-interest income for 2006 was $1.298 million or 10% higher than the 2005 total. Similar to the fourth quarter, this advance was primarily from higher service charges, revenue generated by OREO and an increase in revenue from our equity investment in Cephas. Other areas contributing to the increase included higher debit card interchange fee income and credit card merchant revenue, somewhat offset primarily by a decrease in Trust and Investment Center fee income.

Operating expenses during 2006 increased $2.208 million or 8.1% as compared to 2005. Similar to fourth quarter results, this can be traced to the execution of our expansion into Tompkins and Broome Counties, the aforementioned non-recurring charges, higher OREO expenses, and higher personnel, data processing and occupancy costs.

2006 was a successful and exciting year for our company. Not only did we open our second full service office in Tompkins County, but also entered into an agreement to purchase the Partners Trust Bank trust business. This acquisition, which is subject to regulatory approval, is now expected to be completed early in the second quarter of 2007. Coupled with our successful expansion into Tompkins County, we believe this acquisition provides great potential for the future growth of our company."

The full text of this press release may be found at www.chemungcanal.com

This press release may include forward-looking statements with respect to revenue sources, growth, market risk, corporate objectives and possible losses due to asset quality. These statements constitute "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Chemung Financial Corporation assumes no duty, and specifically disclaims any obligation to update forward-looking statements, whether as a result of new information, future events or otherwise, and cautions that these statements are subject to risks and uncertainties that could cause the Corporation's actual operating results to differ materially.